EXHIBIT 26
         NEWS RELEASE


                               FOR:      Pacific Scientific Company

                               CONTACT:  Morgen-Walke Associates
                                         Edward Nebb
                                         212-850-5600
                                         John Swenson, Alex Wellins
                                         415-296-7383
         For Immediate Release
                                         MacKenzie Partners
                                         Daniel Burch
                                         Stanley Kay
                                         212-929-5748


                 PACIFIC SCIENTIFIC COMPANY ANNOUNCES RECORD DATE
                       FOR PREFERRED SHARE PURCHASE RIGHTS


         NEWPORT BEACH, CALIFORNIA, December 22, 1997 -- Pacific Scien-tific Company (NYSE:PSX) has announced that the record date relating to the Preferred Share Purchase Rights to be distrib-uted to holders of common stock of Pacific Scientific pursuant to the Rights Agreement adopted by Pacific Scientific on Decem-ber 21, 1997 will be December 29, 1997. A copy of the Rights Agreement was filed by Pacific Scientific with the Securities and Exchange Commission earlier today as an exhibit to Pacific Scientific's Solicitation/Recommendation Statement on Schedule 14D-9.

         Headquartered in Newport Beach, California, Pacific Scientific Company designs, manufactures and markets motion control, pro-cess control and safety equipment.

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